Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

Date: December 9, 2019

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
$400 MILLION SENIOR NOTES OFFERING

Southfield, Michigan – December 9, 2019 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that it plans to offer $400 million of senior notes due 2024 (the “notes”). We intend to use the net proceeds from the offering of the notes, together with borrowings under our revolving credit facility and cash on hand to the extent available, to fund (i) our concurrent cash tender offer for any and all of our $300 million outstanding senior notes due 2021 (the “2021 notes”), (ii) the redemption, in accordance with the terms of the indenture governing the 2021 notes, of any of the 2021 notes that remain outstanding after completion of tender offer, (iii) the redemption in full of all of our $250 million outstanding senior notes due 2023 (the “2023 notes”), on or around (but not before) March 15, 2020, in accordance with the terms of the indenture governing the 2023 notes and (iv) the payment of fees and expenses in connection with the foregoing. Pending this application of the net proceeds from the offering, the net proceeds may be invested in short-term investments or applied to repay borrowings under our revolving credit facility without reducing the lenders’ commitments thereunder.

The notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. This press release is not an offer to purchase or a solicitation of an offer to sell the 2021 notes or the 2023 notes. This press release does not constitute a notice of redemption with respect to the 2021 notes or the 2023 notes or an obligation to issue any such notice of redemption.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning the offering of the notes and application of net proceeds therefrom, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.